Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of January 27, 2014 (the “Effective Date”), by and between Rockdale Resources Corporation, with offices located at 5114 Balcones Woods Dr., Suite 307-511, Austin, Texas 78759 and telephone number (512) 537-2257, a Colorado corporation (the “Company”), and Mercadyne Advisors LLC, a Delaware limited liability company (the “Consultant”).

WHEREAS, the Company desires to retain the Consultant and the Consultant desires to be retained by the Company pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

Section 1. RETENTION.

(a) The Company hereby retains the Consultant to perform the services set forth in this Section 1 (the “Services”), commencing on the Effective Date and ending one year (1 year) from the Effective Date, and the Consultant hereby accepts such retention.

(b) The Consultant shall work with the Company and its management to create and implement a plan (the “Plan”) whereby the Company will position itself to favorably access the capital markets in one or more (potentially a series) of financings over time.  Due to the inherent fluidity of the capital markets and the unsettled nature of the Company’s business plan and operations, the exact amounts of capital and equity to be issued to investors, structure, path and timing of these contemplated transactions will be determined by the Company, working together in good faith with Consultant, during the term of this Agreement.

(c) The Plan will necessitate that the Company properly organize, memorialize and document its legal affairs such that the Company can withstand due diligence by potential investors, including, without limitation, if necessary, identifying, drafting and adopting appropriate amendments to its articles of incorporation and bylaws, preparation of minutes of incorporator, shareholder and board meetings, fulfill all legal, filing and disclosure requirements to maintain good standing with DTC and Rule 144 requirements, securing protection for its intellectual property, and appropriately memorializing its agreements with any employees, vendors, and customers.  The Consultant will assist the Company in identifying such necessary diligence items, and only if authorized by the Company, work with the Company’s counsel to ensure this is done; and assisting the Company in identifying and retaining appropriate legal counsel and related professionals to assist the Company with these tasks.

(d) The Consultant will work with the Company to identify and only if authorized by the Company, negotiate with service providers for the Company in an effort to decrease costs of legal, audit, transfer agent, EDGAR filing fees, as well as decrease other costs related to investment community visibility, including but not limited to news release, web site investor content, etc.

(e) The Consultant will advise the Company regarding the creation, structuring and implementation of both Employment contracts for the Executive Management as well an equity incentive plan for executive management and employees

(f) The Consultant will assist with improving overall coverage amount and costs for the Company’s various insurance policies including D&O, implementation of Side A, etc.

(g) The Plan will necessitate the preparation of detailed narrative disclosure about the Company to prospective investors (whether they be private or open market purchasers), in compliance with all applicable federal and state securities laws and regulations, including, without limitation, Regulation FD.  The Consultant will assist with the narrative portion of the Plan which will include detailed disclosure regarding Company formation and business operations, products and services, current industry data, competition, management and organization, as well as detailing the Company’s sales, marketing and growth strategies, the Company’s investor presentations.  The consultant will assist in reviewing all of these company materials and providing examples and suggestions about such materials and presentation of such Company information, including but not limited to: executive summary, Company presentation, industry overview, comparative valuation analysis, comparative operating metric analysis; and other materials for investors (for both financings and open market purchasers).

(h) The Plan will necessitate the identification and recruitment of, certain board members to join the Company, which the Consultant, if requested, will assist the Company in identifying and retaining.

(i) The Plan will necessitate a liquid market for the Company’s stock.  The Consultant will assist the Company in identifying and retaining qualified investor relations and public relations firms to generate positive publicity for the Company and its stock in an effort to increase liquidity.

(j) The Plan will necessitate identifying, describing and prioritizing the use of proceeds for funds received from each anticipated capital raise, including negotiating discounted or restructured payoffs or conversions into equity for amounts owed to existing creditors.  The Consultant will assist the Company in devising a use of proceeds strategy for disclosure to potential capital investors and in implementing the strategy.

(k) The Consultant will aid the Company in identifying institutions or individuals that may be interested in a transaction or series of transactions with the Company, whether strategic or financial.  The Consultant will analyze the initial responses received from any such potentially interested parties and will, as requested, endeavor to arrange and attend meetings between the parties.  Consultant will assist the Company’s management in preparing for any such meeting.  Consultant will assist the Company’s management in evaluating any proposals received and provide management an analysis of any proposed transactions.

(l) The Consultant will manage an investment community visibility program for the Company including but not limited to advising, recommending the selection of and monitoring service providers and activities relating to investor relations, public relations (publications, interviews), investor meetings, conferences, research coverage brokerage presentations, Registered Rep-IA coverage, etc.

(m) The Consultant will advise, guide and assist to prepare, when appropriate, application to move the Company’s security to a senior exchange

(n) The Company shall use its reasonable efforts to provide Consultant with the information and access to senior management required to assist the Company in the preparation and implementation of the Plan.

(o) The Services shall not include and Consultant shall not solicit investment or the offer or sale of any “security” within the meaning of section 2(a)(1) of the Securities Act of 1933, as amended (the “Securities Act”), nor make any recommendations regarding securities or provide any analysis or advice regarding securities.

(p) The Consultant shall perform all services contemplated by this Agreement in accordance with any federal, state, local, foreign, or other law, order, writ, injunction, decree, statute, rule, regulation, or ordinance applicable to the Consultant or any of its businesses. Without limiting the foregoing, Consultant represents, warrants and covenants to the Company that Consultant and its representatives hold all necessary licenses, permits and registrations, if any, required by applicable law or regulation to provide the Services, including, without limitation, any required broker or dealer licenses.

(q) The Confidentiality and Nondisclosure Provisions attached hereto as Exhibit A are incorporated by reference as if set forth fully herein.

(r) The Consultant shall not provide any materials or other information about the Company to third parties unless such information has been approved in advance by the Company’s CEO.

Section 2. COMPENSATION.

(a) In consideration of the Services and the mutual promises and covenants made herein, and subject to the terms and conditions set forth herein, the Company hereby agrees to issue to Consultant 800,000 shares of Rockdale Resources Corporation common stock (the “Agreed Shares”).  The Agreed Shares shall be evidenced by physical stock certificates and issued in the name of David N. Baker within 2 weeks of the Effective Date.

(b) In lieu of any cash to be paid to Consultant, Consultant agrees that the Agreed Shares issuable hereunder will constitute full payment to Consultant for services provided.  The Agreed Shares, when issued and delivered in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.  The Agreed Shares will be free of any encumbrances other than those set forth in this Agreement and restrictions on transfer under U.S. state and/or federal securities laws.

(c) Clawback.  Without in any way limiting the Company’s rights to terminate this Agreement under Section 5, the Company shall have the right to terminate this Agreement at any time on or before April 27, 2014, if (i) the Consultant fails to perform consistent with the duties described in Section 1 (“Retention”), as reasonably determined by the Company, or (ii) the Consultant has failed to invest $125,000 in the Company prior to April 27, 2014, on terms reasonably satisfactory to the Company.  If the Company terminates this Agreement pursuant to either clause (i) or clause (ii) of the preceding sentence, then the Consultant shall return 400,000 of the Agreed Shares to the Company.  The remaining 400,000 shares subject to the claw back will vest on April 27, 2014.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE CONSULTANT.  The Consultant hereby represents and warrants to the Company as of the Effective Date and the Closing that:

(a) Organization and Qualification.  The Consultant is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, with full power and authority to purchase the Shares.

(b) Authorization; Enforcement.  This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by, and duly executed and delivered on behalf of, the Consultant.  This Agreement constitutes the valid and binding agreement of the Consultant enforceable in accordance with its terms, except as such enforceability may be limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

(c) Securities Matters.

(i) The Consultant understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of, and the Consultant’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Consultant set forth herein in order to determine the availability of such exemption and the eligibility of the Consultant to acquire the Shares.

(ii) The Consultant is purchasing the Shares for its own account, not as a nominee or agent, for investment purposes and not with a present view towards resale, and the Consultant has no present intention of selling, granting any participation in, or otherwise distributing any Shares.

(iii) The Consultant is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.  The Consultant understands that its investment in the Shares involves a significant degree of risk.  The Consultant understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.  The Consultant has been given the opportunity to ask questions of, and receive answers from, the Company regarding the Company, the terms and conditions of the Shares and related matters, and has been furnished with the information it deems necessary or desirable to evaluate the merits and risks of its acquisition of the Shares.

(iv) The Consultant is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d) Information.  The Consultant has conducted its own due diligence examination of the Company’s business, financial condition, results of operations, and prospects.  In connection with such investigation, the Consultant and its representatives have reviewed the Company’s most recent annual report on Form 10-K, the Company’s quarterly reports on Form 10-Q for the three most recently concluded interim periods, and the Company’s Current Reports on Form 8-K filed on January 2, 2013, January 3, 2013, January 11, 2013, February 6, 2013, March 14, 2013, June 7, 2013, June 20, 2013, August 7, 2013, October 3, 2013, October 30, 2013, and January 3, 2014.

(e) Restricted Securities.  The Consultant understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Consultant’s representations as expressed herein.  The Consultant understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Consultant must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Consultant acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Consultant’s control.

(f) Legends.  The Consultant understands that the Shares may bear legends substantially as set forth below.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION OR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED PURSUANT TO AN EXEMPTION UNDER SUCH ACT AND SECURITIES LAWS.”

(g) Solicitation of Investments in Securities.  The Consultant does not engage in any activities constituting solicitation of investments in, or the offer or sale of, any “securities” within the meaning of Section 2(a)(1) of the Securities Act, nor does the Consultant make any recommendations regarding securities or provide any analysis or advice regarding securities.

Section 4. EXPENSES.  The Company shall advance or reimburse the Consultant for all preapproved out-of-pocket or necessary expenses incurred by the Consultant in connection with his duties hereunder with respect to the Company.  Any such expenses in excess of $250 shall be preapproved by the Company and evidenced by written documentation provided to the Company prior to reimbursement to Consultant or advancement by the Company.  Reimbursement by the Company to the Consultant, or to any third party designated by the Consultant, shall be made immediately upon presentment of expenses to the Company by the Consultant.

Section 5. TERMINATION.  The Company may terminate this 1 year Agreement at any time for any reason whatsoever or no reason.  The Company’s obligation to pay any compensation then owed to Consultant under this Agreement on or prior to any termination of this Agreement shall survive any such termination.  Sections 5, 7, 8, 9, and Exhibit A shall survive any termination or expiration of this Agreement.

Section 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company warrants and represents to Consultant as follows:

(a) The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement has been duly and validly authorized by the Company’s Board of Directors and no other proceedings (corporate or otherwise) are necessary for the Company to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by the Company, and constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

(b) Neither the execution and delivery of this Agreement by the Company nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles or certificate of incorporation, bylaws or other applicable document of the Company, or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Company is a party or by which the Company may be bound.  Subject to the accuracy of, and in reliance upon, the representations and warranties of the Consultant set forth in Section 3 and Section 1(p), neither the execution and delivery of this Agreement by the Company nor compliance by the Company with any of the provisions hereof will violate any law or order applicable to the Company.

(c) Other than as set forth in the Company’s current and periodic reports filed with the Securities and Exchange Commission, there is no action, suit, proceeding or investigation pending and of which Company has received notice, or, to the Company’s knowledge, currently threatened, against the Company (nor, to the Company’s knowledge, is there any reasonable basis therefor).

(d) All materials or information provided or to be provided to the Consultant or any third party regarding the Company’s financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws.

(e) The Company has been informed that Consultant intends to obtain a legal opinion regarding whether Consultant may rely upon the Rule 144 safe harbor and sell Consultant’s Shares in the public markets at some future date, pursuant to an available exemption under the securities laws from a licensed securities attorney to be chosen by Consultant.  Rockdale Resources Corporation has no objection to said attorney of Consultant providing the required legal opinion, provided, however, Rockdale Resources reserves the right to examine the legal opinion and to determine if it properly states a basis for removal of the restrictive legend from the certificate(s) issued to Consultant and resale of the shares in the public markets pursuant to the Securities Act.  Such right to examine by the Company will not possess unreasonable delay.  Subject to the Company’s satisfaction with said legal opinion, the Company hereby agrees to provide Consultant, without delay, an Issuer Letter to Consultant’s Broker and the Company’s transfer agent, authorizing removal of the restrictive legend on Consultant’s stock certificates to enable Consultant to sell its shares, at some date in the future, as and when Consultant deems fit to sell its shares (subject to compliance with the terms and conditions of this Agreement and applicable state and federal securities laws).  Subject to compliance with the terms and conditions of this Agreement and applicable state and federal securities laws, the Company agrees to issue such Issuer Letter for the benefit of Consultant, to the Company’s transfer agent and the Consultant’s broker for the benefit of Consultant upon request by Consultant or Consultant’s securities lawyer or Consultant’s broker.

(f) The Company understands and agrees that successful development and implementation of the Plan, including obtaining the necessary funding, is an uncertain process that is subject to substantial known and unknown risks as well as to the Company’s ability to execute on its business plan.  Nothing in this Agreement or any of Consultant’s statements to the Company shall be construed as a promise or guarantee of anything beyond the commercially reasonable efforts of Consultant.  The Consultant has not and cannot guarantee results.  Any comments about anticipated outcomes are expressions of opinion only.

(g) The Company agrees to file this agreement with the SEC under form 8K or 10Q as deemed by Company’s securities counsel to comply with all securities laws.

Section 7. INDEMNIFICATION.  In connection with the engagement of Mercadyne Advisors, LLC (“Mercadyne”) by Rockdale Resources Corporation, the Company hereby agrees as follows:

(a) The Company agrees to indemnify and hold harmless Mercadyne and each of the other Mercadyne Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all pending or threatened actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Mercadyne Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Mercadyne’s acting for the Company, including, without limitation, any act or omission by Mercadyne in connection with its acceptance of or the performance or non-performance of its obligations under the Letter Agreement, any breach by the Company of any representation, warranty, covenant or agreement contained in the Letter Agreement (or in any instrument, document or agreement relating thereto), or the enforcement by Mercadyne of its rights under the Letter Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Mercadyne Indemnified Party seeking indemnification hereunder.

(b) The indemnification provisions set forth in Section 7(a) shall extend to the following persons (collectively, the “Mercadyne Indemnified Parties”): Mercadyne, its present and former affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Mercadyne Indemnified Party.

(c) Notwithstanding anything to the contrary contained herein, the Consultant agrees to indemnify and hold harmless the Company and each of the other Company Indemnified Parties (as hereinafter defined) from and against any and all Losses directly or indirectly caused by, relating to, based upon, arising out of, or in connection with, the Consultant’s gross negligence, willful misconduct, or fraud, or any breach by the Consultant of any of its covenants under Section 8 (“Trading Restrictions”) or Exhibit A (“Confidentiality and Nondisclosure Provisions”) or its representations and warranties in Section 3 and Section 1(p).

(d) The indemnification provisions set forth in Section 7(c) shall extend to the following persons (collectively, the “Company Indemnified Parties”): the Company, its present and former affiliated entities, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, stockholders, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability which the Consultant may otherwise have to any Company Indemnified Party.

Section 8. TRADING RESTRICTIONS.

(a) The Consultant agrees that none of it, its affiliates, or family members shall directly or indirectly participate in any transaction involving the Company’s securities, including, without limitation, any purchase or sale, any offer to purchase or sell, any short sale, or any purchase or pledge on margin, during any period commencing with the date that it becomes aware of material nonpublic information concerning the Company, and ending at the close of business on the first trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.

(b) Without limiting the foregoing Section 8(a), the Consultant further agrees that, without the Company’s express prior written authorization, during the term of this Agreement and for a period of 60 days following any expiration or termination of this Agreement, none of the Consultant or any affiliate or family member of the Consultant shall directly or indirectly participate in any transaction involving the Company’s securities, including, without limitation, any purchase or sale, any offer to purchase or sell, any short sale, or any purchase or pledge on margin.

(c) For purposes of the trading restrictions set forth in this Section 8: (i) the Company’s securities include common stock and any other securities the Company may issue from time to time, such as preferred stock, options, warrants, notes and debentures, as well as derivative securities relating to the Company’s securities, whether or not issued by the Company, including, without limitation, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts, put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements, however denominated, in the Company’s securities; and (ii) family members of the Consultant include family residing with any member of Consultant, any other person in the household of any member of Consultant, any other family member of any member of Consultant whose transactions in securities are directed by a member of Consultant or subject to the control of a member of Consultant, and any affiliates controlled by any member of Consultant.

(d) The Consultant acknowledges and agrees as follows: It is not possible to define all categories of material information.  However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell, or hold the Company’s securities.  The Consultant should assume that any information, positive or negative, is material if it might affect the Company’s stock price or otherwise be of significance to an investor in determining whether to purchase, sell, or hold the Company’s stock.

Section 9. TRANSFER RESTRICTIONS. The Consultant shall not sell, assign, pledge, transfer or otherwise dispose of or encumber any of the Shares being purchased by it hereunder, except (i) pursuant to an effective registration statement under the Securities Act, or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Company, upon delivery by the Consultant of an opinion of counsel satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws.  The Consultant acknowledges and agrees that the Company is neither obligated, nor has the present intention, to register the Shares for resale pursuant to a registration statement filed with the Commission.  Further, except as otherwise set forth herein, the Company is not obligated to take any action for the specific purpose of enabling the Consultant to sell the Shares without registration under the Securities Act in reliance on the exemptions provide by Rule 144.  Any transfer or purported transfer of the Shares in violation of this Agreement shall be voidable by the Company.  The Company shall not register any transfer of the Shares in violation of this Agreement.  The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Agreement.

Section 10. NOTICES.  Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid.  The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to the Company:

Marc Spezialy, Chief Executive Officer
Rockdale Resources Corporation
5114 Balcones Woods Dr., Suite 307-511
Austin, Texas 78759

If to Consultant:

Mercadyne Advisors LLC
Attn: David N. Baker
1020 108th Avenue, NE Suite 1004
Bellevue WA 98004
Fax: 415-480-8787
Phone: 206.395.3220
Email: dnb@mercadyne.com

Section 11. STATUS OF CONSULTANT.  The Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in the Agreement, shall have no authority to act for on behalf of or represent the Company.  This Agreement does not create a partnership or joint venture.

Section 12. OTHER ACTIVITIES OF CONSULTANT.  The Company recognizes that the Consultant now renders and may continue to render consulting and other services to other companies that may or may not conduct business and activities similar to those of the Company, including servicing as a board member or advisory board member to such other companies.  The Consultant shall not be required to devote his full time and attention to the performance of his duties under this Agreement, but shall devote only so much of his time and attention as it deems reasonable or necessary for such purposes.

Section 13. SUCCESSORS AND ASSIGNS.  This Agreement and all of the provisions hereof shall be binding upon and inure to benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement and any of the rights, interest or obligations hereunder may not be assigned by either party except upon the prior written consent of the other party.

Section 14. SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

Section 15. ENTIRE AGREEMENT; MODIFICATION.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

Section 16. LIMITATION OF LIABILITY.  In no event shall Consultant’s total liability under this Agreement exceed the amounts actually paid by the Company over the thirty (30) days immediately preceding the latest fact, circumstance or event which is alleged to give rise to liability, nor shall Consultant be liable for any special, incidental, indirect or consequential damages whatsoever, including, without limitation, damages for loss of business profits, business interruption, loss of business information or any other pecuniary loss, arising out of the use of or inability to use the Plan, the Services or the failure to provide the Services, even if Consultant has been advised of the possibility of such damages; provided, however, that the foregoing clause shall not apply to any liability of the Consultant under Section 7 (“Indemnification”), Section 8 (“Trading Restrictions”), or Exhibit A (“Confidentiality and Nondisclosure Provisions”).

Section 17. GOVERNING LAW.  The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the State of Washington.  This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Washington without regard to such state’s principles of conflicts of laws.

Section 18. HEADINGS.  The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

Section 19. COUNTERPARTS.  This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Rockdale Resources Corporation -- Company

By: /s/ Marc Spezialy
Name:  Marc Spezialy
Title:  Chief Executive Officer

MERCADYNE ADVISORS LLC -- Consultant

By: /s/ David N. Baker
Name:  David N. Baker
Title:  Managing Member

Exhibit A

Confidentiality and Nondisclosure Provisions

1. General.  In connection with the Consultant’s provision of the Services to the Company, the Company is prepared to make available to the Consultant certain Confidential Information (as defined below) in accordance with the provisions of this Agreement.

2. Confidentiality.

2.1 The Consultant will not directly or indirectly, without the Company’s prior written permission, disclose to anyone or use other than in the Company’s business, either during or after the term of its relationship with the Company, any Confidential Information (as defined below).  The Consultant acknowledges that the Confidential Information constitutes valuable, special and unique property of the Company.

2.2 “Confidential Information” shall mean confidential or other proprietary information of the Company, including, without limitation, product or process specifications and documentation, formulae, methodologies, know-how, mechanisms of action, tests results, preparation methods, formulation activities, trade secrets, technical information, financial, pricing and marketing information, strategies, business, launch and product plans, customer lists and other business information, publication drafts, regulatory preparations and responses, personnel issues and the identities of other consultants and service providers which are disclosed to Consultant or to which Consultant is exposed, whether in writing, marked “confidential,” or orally or in some other form, whether or not identified as such, which may reasonably be considered to be confidential.

2.3 The Consultant will hold all third-party confidential or proprietary information in confidence and will use such information only to the extent necessary to carry out work for the Company consistent with the Company’s arrangement with such third parties.  The Consultant will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential to others and which the Company has not been authorized to use.  Specifically, the Consultant certifies that the Consultant has not disclosed to the Company any confidential or proprietary information belonging to any third party and that the Company does not want to receive, and the Consultant shall not disclose to the Company at any time, such confidential or proprietary information.

2.4 The parties acknowledge that Confidential Information does not include information or know-how which: (i) is in Consultant’s possession at the time of its disclosure to Consultant by the Company (as shown by competent written evidence in Consultant’s files and records immediately prior to the time of disclosure); (ii) is available to the general public other than through any inaction or action (whether or not wrongful) on Consultant’s part; or (iii) is approved for release by written authorization of the Company.

2.5 The Consultant agrees to use the same degree of care and discretion, but no less than a reasonable degree of care and discretion, to prevent disclosure, publication, or dissemination of the Confidential Information as it employs with similar information of its own.  Disclosure of the Confidential Information may only be made to representatives of the Consultant who are directly involved in performing the Services and who are bound in writing to maintain the confidence of the Confidential Information.  The Company has no obligation to segregate any Confidential Information from other information conveyed to the Consultant or from any other information received by the Consultant as part of the parties’ relationship.

2.6 The Company shall retain all right, title and interest in and to the Confidential Information, including all intellectual property represented thereby or associated therewith, and no license or assignment, by implication, estoppel or otherwise, is granted by the Company to the Consultant to make, have made, use, or sell any product using the Confidential Information, or a license under any patent, patent application, utility model, copyright, trade secret, trademark, service mark or any other similar industrial or intellectual property right.  At no time and under no circumstances shall the Consultant reverse-engineer, decompile or disassemble any part of the Confidential Information.

2.7 Upon the termination of the Consultant’s relationship with the Company or at any time upon the request of the Company for any reason, the Consultant will, within five business days of receipt of such notice, destroy or return all Confidential Information in any way relating to the Company, and no copy or extract thereof (including electronic copies) shall be retained, except that the Consultant’s outside counsel may retain one copy to be kept confidential and used solely for archival purposes.  The Consultant shall provide to the Company a certificate of compliance with the previous sentence signed by an executive officer of the Consultant.  Notwithstanding the return or destruction of the Confidential Information, the Consultant will continue to be bound by its obligations hereunder with respect to such Confidential Information.

3. Insider Trading Restrictions.

3.1 The Consultant agrees not to use any Confidential Information of the Company in violation of applicable securities laws.  Without limiting the generality of the foregoing, the Consultant acknowledges and is aware that applicable state and federal securities laws prohibit any person who has material non-public information about the Company from purchasing or selling the securities of the Company.  The Consultant further acknowledges that during the course of the Consultant’s engagement by the Company, the Consultant may become privy to material non-public information regarding the Company.  The Consultant agrees and acknowledges that such material non-public information will be the property of the Company.  The Consultant covenants and agrees that it will not disclose to any third person or make use of any material non-public information about the Company in connection with the purchase or sale of any securities, including securities of the Company.  The foregoing covenants regarding material non-public information shall not apply to the extent that such information is publicly disclosed by the Company or otherwise publicly disclosed by a person other than the Consultant, or disclosure is required by law or order of a court or governmental authority; provided, however, that the restrictions on disclosure in this Section 3.1, shall not in any way limit the restrictions provided for in this Agreement with respect to the disclosure of Confidential Information.

3.2 The Consultant acknowledges and agrees as follows: It is not possible to define all categories of material information.  However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell, or hold the Company’s securities.  The Consultant should assume that any information, positive or negative, is material if it might affect the Company’s stock price or otherwise be of significance to an investor in determining whether to purchase, sell, or hold the Company’s stock.

4. Injunctive Relief.  Consultant acknowledges that its compliance with the agreements in Sections 2 and 3 of this Exhibit A is necessary to protect the goodwill and other proprietary interests of the Company and that Consultant has been and will be entrusted with highly confidential information regarding the Company and its technology, affairs, trade secrets, and other proprietary information. Consultant acknowledges that a breach of any of its agreements in Sections 2 or 3 of this Exhibit A will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and Consultant agrees that in the event of any breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper, without the necessity of proving any actual damages sustained and without the requirement of bond or security.  Notwithstanding anything to the contrary contained in this Agreement, the prevailing party shall be entitled, in any action relating to this Exhibit A, to recover all costs and expenses, including attorneys’ fees incurred because of any legal action arising in relation to this Exhibit A.

5. Disclosure of Interest.  Upon learning that the Company is considering entering into a contract or transaction with an enterprise in which Consultant or any affiliate of Consultant has a direct or indirect interest, whether individually or as a director, officer, employee, agent or equity owner thereof, Consultant shall immediately notify the Company in writing of the material facts of Consultant’s interest in such enterprise.